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                                  EXHIBIT 10.2

                                LEASE AGREEMENT

                              DATED AUGUST 1, 1995
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                                  STORE LEASE
                             (GENERAL, SHORT FORM)

1.   PARTIES:

     This Lease is made and entered into this 1st day of August, 1995, by and between MARTY LAKIN AND DELORES LAKIN (hereinafter referred to as "Landlord") and SAIMA K. HAMEED AND S. SHAWN HAMEED (hereinafter referred to as "Tenant").

2.   PREMISES:

     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, that certain real property and the building and other improvements located thereon situated in the City of Artesia, County of Los Angeles, State of California, commonly known as 18638 South Pioneer Boulevard, 90701 (said real property is hereinafter called the "Premises").

3.   TERM:

     The term of this Lease shall be for five (5) years commencing on September 1, 1995, and ending on August 31, 2000.

4.   RENT:

     Tenant shall pay to Landlord as rent for the Premises, the sum of Three Thousand Two Hundred ($3,200.00) dollars per month, in advance on the first day of each month during the term hereof. Rent shall be payable without notice or demand and without any deduction, off-set, or abatement in lawful money of the United States to the Landlord at the address stated herein for notices or to such other persons or such other places as the Landlord may designate to Tenant in writing.

5.   USE:

     Tenant shall use the Premises for clothing and related items, and for no other purposes without the Landlord's prior written consent.

6.   TAXES:

     (a)  Real Property Taxes.

          Landlord shall pay all real property taxes and general assessments levied and assessed against the Premises during the term of this Lease.

     (b)  Personal Property Taxes.

          Tenant shall pay prior to the delinquency all taxes assessed against and levied upon the trade fixtures, furnishings, equipment and other personal property of Tenant contained in the Premises.

7.   UTILITIES:

     Tenant shall make all arrangements and pay for all water, gas, heat, light, power, and other utility services supplied to the Premises together with any taxes thereon and for all connection charges. Tenant shall pay for all telephone charges. If Tenant shall be responsible for the payment of utility charges hereunder, if any such services are not separately metered to Tenant, the Tenant shall pay a reasonable proportion, to be determined by Landlord, of all charges jointly metered with other premises.

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8.   ALTERATIONS AND ADDITIONS:

     Tenant shall not, without the Landlord's prior written consent, make any alterations, improvements or additions in or about the Premises.

9.   HOLD HARMLESS:

     Tenant shall indemnify and hold Landlord harmless from and against any and all claims arising from Tenant's use or occupancy of the Premises or from the conduct of its business or from any activity, work, or things which may be permitted or suffered by Tenant in or about the Premises including all damages, costs, attorney's fees, expenses and liabilities incurred in the defense of any claim or action or proceeding arising therefrom. Except for Landlord's willful or grossly negligent conduct, Tenant hereby assumes all risk of damage to property or injury to person in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord.

10.  ASSIGNMENT AND SUBLETTING:

     Tenant shall not voluntarily or by operation of law assign, transfer, sublet, mortgage, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent which consent shall not be unreasonably withheld.

11.  DEFAULT:

     It is agreed between the parties hereto that if any rent shall be due hereunder and unpaid, or if a receiver be appointed to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in the Lease, or if Tenant shall make a general assignment or arrangement for the benefit of creditors, or if Tenant shall take any action under any insolvency or Bankruptcy act, or if Tenant shall default and breach any other covenant or provision of the Lease, then the Landlord, after giving the proper notice required by law, may re-enter the Premises and remove any property and any and all persons therefrom in the manner allowed by law. The landlord may, at his option, either maintain this Lease in full force and effect and recover the rent and other charges as they become due or, in the alternative, terminate this Lease. In addition, the Landlord may recover all rentals and any other damages and pursue any other rights and remedies which the Landlord may have against the Tenant by reason of such default as provided by law.

12.  SURRENDER:

     On the lst day of the term of this Lease, Tenant shall surrender the Premises to Landlord in good condition, broom clean, ordinary wear and tear and damage by fire and the elements excepted.

13.  HOLDING OVER:

     If Tenant, with the Landlord's consent, remains in possession of the Premises after expiration or termination of the term of this Lease, such possession by Tenant shall be deemed to be a tenancy from month-to-month at a rental in the amount of the last monthly rental plus all other charges payable hereunder, and upon the provisions of this Lease applicable to such a month-to-month tenancy.

14.  BINDING ON SUCCESSORS AND ASSIGNS:

     Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition. The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties hereto, their heirs, personal representatives, successors and assigns.

15.  NOTICES:

     Whenever under this Lease a provision is made for any demand, notice or declaration of any kind, it shall be in writing and served either personally or sent by registered or certified United States mail, postage prepaid, addressed at the addresses as set forth below:

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     To Landlord at:     4245 Harbour Island Lane
                         Oxnard, California 93035

     To Tenant at:       931 Cantera Drive
                         Diamond Bar, California 91765

     Such notice shall be deemed to be received within forty-eight (48) hours from the time of mailing, if mailed as provided for in this paragraph.

16.  WAIVERS:

     No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provisions.

17.  TIME:

     Time is of the essence of this Lease.

18. Tenant will have an option to renew for an additional five (5) year term, beginning September 1, 2000 to August 31, 2005. A new renewal schedule shall be agreed upon prior to execution of this Lease option.

19. For the term of this Lease, Tenant shall maintain liability insurance in the amount of one million ($1,000,000.00) dollars, and the name Marty Lakin and Delores Lakin as additional insureds. Tenant shall also maintain glass insurance coverage on the leased Premises. All insurance coverage referred to herein shall be paid for by the Tenant. Proof of liability and glass insurance coverage shall be delivered to Landlord.

20. Received from Shawn Hameed (Tenant) Two Thousand One Hundred Thirty Three Dollars ($2,133.00) for first month, September 10 to 30, 1995 rental. Last month rent, August 2005 of this Lease is Three Thousand Two Hundred Dollars ($3,200.00) shall be paid on or before September 10, 1995.

     The parties hereto have executed this Lease on the date first above written.

LANDLORD:                                  TENANT:

By:   /s/                                  By:  /s/
   -----------------------------------        ----------------------------------
      Marty Lakin                                       Saima Hameed

By:  /s/
   -----------------------------------
      Delores Lakin

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